Exhibit 10.1

LOAN AGREEMENT

11/2, 2007

To: The Sumitomo Mitsui Banking Corporation

Debtor:

	Name:	Nihon Entegris K.K.

President, Representative Director Takashi Mizumo (Seal)

	Address:	1-4-28 Mita Minato-Ku Tokyo

Joint and Several Guarantor:

Name:

Address:

Joint and Several Guarantor:

Name:

Address:

Article 1. Conditions of Loan

The Debtor has duly obtained a money in the form of loan (if the Debtor obtains the loan in two [2] or more parts, the money to be obtained on the first loan date) from The Sumitomo Mitsui Banking Corporation (hereinafter referred to as the “Bank”) and has received the money pursuant to the following conditions, upon agreeing to the provisions of this Agreement and those of the Agreement on Bank Transactions between the Debtor and the Bank.

Details of Loan

1.	Loan Amount

¥3	0	0	0	0	0	0	0	0	0	YEN
(Add “¥” in front of the amount)

2.	Purpose of Loan: Operation

3.	Borrowing Date: 11/2, 2007

4.	Final Repayment Date: 11/2, 2010

Loan Interest Rate, Repayment Method and Interest Payment Method

6.	Loan Interest Rate: 1.43% per annum

7.	Repayment Method and Interest Payment Method

			Repayment Date and Repayment Interval		Number of Times	Amount of Each Repayment
Principal	Each Repayment	First Repayment	5/2, 2008			500,000,000 yen

		Second and Subsequent Payments	From 11, 2008 through 5, 2010; every 6 months; on 2 day		4 times	500,000,000 yen

	Repayment on Repayment Date		Final repayment date 11/2, 2010			500,000,000 yen

Interest	Payment Method: Deferred payment				Payment Interval	Every 6 months

	First Payment	5/2, 2008	Second Payment	11/2, 2008	Subsequent Payment	on 2 day

The interest accruing during the deferment period and the amount of the first payment of principal and interest shall be calculated in accordance with the method prescribed by the Bank. In such case, the amount of the first payment of principal and interest may differ from the amount of the second or subsequent payments.

Automatic Account Transfer of Principal and Interest

8.	Settlement Account (in the Debtor’s name)

Branch Name (Name of the branch that holds such account): Mita-Dori branch

Type of Deposit: Current deposit

Account Number: 6712931

Account Name: Debtor (Nihon Entegris K.K.)

(If the account name includes the trade name, etc., fill in the blank with the registered name for the account.)

9.	Automatic transfer date

The contract date prescribed in Item 6. above; provided, however, that, if such day falls on a bank holiday, the: immediately following business day.

Article 2. Interest and Damages

1.	The Debtor shall pay the interest in the following method:

(1)	If the repayment method is “payment of principal in equal amounts,” and the interest payment method is advance payment:

On the interest payment date(s) prescribed in Article 1, Item 6. hereof, the Debtor shall pay in advance the interest for the period from the day following such interest payment date (or from the loan date with respect to the first payment) through the next interest payment date or through the final repayment date. If the interest payment date falls on a bank holiday, the provisions of Article 1, Item 8. hereof shall apply by reading “automatic transfer date” as “interest payment date.” The loan interest rate shall be the rate prescribed in Article 1, Item 5. hereof, and shall be calculated on a per diem basis on the basis of a three hundred sixty-five (365)-day year.

(2)	If the repayment method is “payment of principal in equal amounts,” and the interest payment method is deferred payment:

On the interest payment date(s) prescribed in Article 1, Item 6. hereof and on the final repayment date, the Debtor shall pay in arrears the interest for the period from the day following the preceding interest payment date (or from the loan date with respect to the first loan) through such date. If the interest payment date falls on a bank holiday, the provisions of Article 1, Item 8. hereof shall apply by reading “automatic transfer date” as “interest payment date.” The loan interest rate shall be the rate prescribed in Article 1, Item 5. hereof, and shall be calculated on a per diem basis on the basis of a three hundred sixty-five (365)-day year.

(3)	If the repayment method is “equal payments of principal and interest”:

On the interest payment date(s) set forth in Article 1, Item 6. hereof and on the final repayment date, the Debtor shall pay in arrears the interest for the period through such date calculated in accordance with the method prescribed by the Bank. The loan interest rate shall be the rate prescribed in Article 1, Item 5. hereof, and shall be calculated on a monthly basis on the basis of a twelve (12)-month year; provided, however, that the interest rate for any fractional days less than one (1) month shall be calculated on a per diem basis on the basis of a three hundred sixty-five (365)-day year.

2.	In the event that the performance of the Debtor’s obligations hereunder is delayed, the Debtor shall pay the delinquent charges at the annual rate of fourteen percent (14%) of the amount that should be paid. In such case, the calculation shall be made on a per diem basis on the basis of a three hundred sixty-five (365)-day year.

Article 3. Automatic Transfer of Repayment/Payment of Principal and Interest from Repayment Acco

1.	On the contract date prescribed in Article 1, Item 6. hereof (hereinafter referred to as the “Contract Repayment Date”), the Bank shall withdraw automatically from the Repayment Account the prescribed amount of principal and interest without giving any notice, and shall apply it to the payment of the obligations hereunder.

2.	In the event that the balance in the Repayment Account is less than the prescribed amount of principal and interest to be paid on the Contract Repayment Date, the Debtor shall make no objection that the Bank suspends the automatic transfer set forth in the preceding paragraph by deeming that the full amount of debts has not been repaid or paid. In the event that the Debtor can not perform the repayment/payment on the Contract Repayment Date and performs the repayment/payment on a subsequent date, the Bank shall withdraw automatically from the Repayment Account the amount equivalent to such amount of principal and interest and the amount equivalent to the delinquent charges set forth in Article 3, Paragraph 2 hereof.

3.	In relation to the procedures set forth in the preceding two (2) paragraphs, in the event that the Debtor requests the Bank to make automatic transfer from the Repayment Account with respect to any debt other than the debt hereunder, or there is another agreement on the repayment by the Debtor to the Bank, the priority of the payment or repayment shall be determined at the Bank’s sole discretion, and the Debtor shall not make any objection to such decision.

Article 4. Amendment

1.	During the tenor of this loan, any amendment on items in Article 1 cannot be made.

2.	In case the Bank gives its consent to the amendment, the following process is to be taken.

(1)	Based on the remaining loan balance on the amendment day, the Bank will calculate expected amended return under amended terms and conditions.

(2)	The above return is calculated by market rate which the Bank handles. (365 days/year base)

(3)	In case the above amended return is lower than the original return based on the original terms and conditions before amendment, the Debtor shall pay the difference to the Bank.

3.	If this loan is based on the guarantee of any credit guarantee corporation, any amendment also requires the consent from that credit guarantee corporation.

Article 5. Prepayment

1.	During the tenor of this loan, the Debtor cannot make any prepayment of the loan without the consent from the Bank.

2.	In case the Bank gives its consent to the amendment, the following process is to be taken.

(1)	If the reinvestment market rate (defined by the Bank), is lower than the original loan interest rate, the Bank will calculate difference.

(2)	The above difference is to be [the total of the expected interests generated from the prepayment amount (based on the interest rate in the Article 1 of this agreement) from the day after the prepayment day toward the end of the loan maturity date] – (minus) [the total of the expected interest based on the then-inter-bank market rate of the repayment day from the day after the prepayment day toward the end of the loan maturity date. (365 days/year base)

(3)	The Debtor shall pay the above difference to the Bank.

3.	In case the acceleration gets triggered and so the Debtor repays all the remaining balance of this loan, the Debtor shall pay the difference, if any, mentioned in Article 5-2. If the Article of 5-1 of the Agreement on Bank Transactions triggers the acceleration, the Bank will calculate the difference assuming that calculation date is the repayment day.

Article 6. Cancellation of this agreement between the signing date and execution date.

1.	The Debtor acknowledges that the Bank will arrange its funding on the signing date of this agreement. And so, no amendment of any terms and conditions can be made even before the execution date.

2.	In case the Bank gives its consent to the amendment or the cancellation, the following process is to be taken.

(1)	If the reinvestment market rate (defined by the Bank) on the cancellation or amendment date, is lower than the original loan interest rate, the Bank will calculate difference.

(2)	The calculation methodology is the same as described in Article 5-2.

(3)	The Debtor shall pay the above difference to the Bank.

3.	In case the situation described in Article 5-1 of the Agreement on Bank Transactions takes place, this loan agreement will be nullified without any notice from the Bank to the Debtor. In case the situation described in Article 5-2 of the Agreement on Bank Transactions takes place, this loan agreement will be nullified by the notice from the Bank to the Debtor. In both cases, the Debtor shall pay the difference based on the request from the Bank.

Article 7. Cancellation of this agreement between the signing date and execution date.

1.	In case Japanese material change of the Japanese law taken place, or material change of regulators’ interpretation of the Japanese law takes place, the Debtor and the Bank will have a discussion. In case the Bank decides to terminate this loan due to the new environment, upon the Bank’s request, the Debtor will repay all the remaining loan balance and the difference formulated / defined in Article 5-2 of this agreement immediately.

2.	In case any law change or the change in regulators’ interpretation of the law incurs the Bank additional cost/expense/tax, the Debtor will absorb those payments upon the request from the Bank.

Article 8. Tax

The Debtor cannot deduct any of the Debtor’s current or future tax / expense / any kinds of payment obligation from the payment to the Bank.

Article 9. Notarial Deed

The Debtor and the Joint and Several Guarantor shall take the necessary procedures in order to execute a Notarial Deed with authorization for self-enforcement with respect to their obligations hereunder, immediately upon the request of the Bank that is based upon a justifiable reason.

Article 10. Allocation of Expenses

The expenses related to the loan hereunder, such as the guarantee fee of a credit guarantee corporation (including delinquent charges) and other guarantee fees, stamp costs, registration expenses, fixed date expenses, expenses for the preparation of a Notarial Deed, expenses paid in advance and all the other expenses, and the expenses necessary for the exercise or preservation of the Bank’s rights hereunder against the Debtor, shall be borne by the Debtor.

Article 11. Automatic Transfer of Expenses, etc. from Repayment Account

1.	In the event that the Debtor is required to make any payment to the Bank hereunder, such as the payment of principal, interest, difference of interest to be additionally paid pursuant to Article 4 hereof and the expenses et forth in the preceding Article, the Bank may withdraw the amount of such payment automatically from the Repayment Account.

2.	In the event that the Bank withdraws the amount to be paid to the Bank hereunder from the Repayment Account, the Debtor shall not write checks or submit the ordinary deposit bankbook or a written request for the refund of the ordinary deposit, regardless of the provisions of the current account agreement or the ordinary deposit agreement.

Article 12. Assignment of Credits

1.	The Debtor approves in advance that the Bank will assign all or part of its loan receivables hereunder to other financial institution(s). The Debtor acknowledges that the provisions of the Agreement on Bank Transactions between the Debtor and the Bank and those of this Agreement shall remain in effect even after such assignment.

2.	The Debtor agrees that the Bank takes the following procedures for the management and collection of the loan receivables assigned by the Bank in accordance with the preceding paragraph as an agent of the assignee, while the Bank is duly authorized by the assignee.

3.	In the event that the loan receivables hereunder are guaranteed by a credit guarantee corporation, the Bank shall obtain the approval of the relevant credit guarantee corporation prior to the assignment of loan receivables under Paragraph 1 above.

Article 13. Special Provisions Concerning Joint and Several Guarantor

1.	The Joint and Several guarantor shall be jointly and severally liable with the Debtor with respect to any and all the Debtor’s obligations hereunder. With respect to the performance of such obligations, the Joint and Several Guarantor hereby agrees to abide by the provisions of this Agreement, as well as the provisions of the Agreement on Bank Transactions between the Debtor and the Bank.

2.	The Joint and Several Guarantor shall not set off any obligation owed by the Debtor to the Bank against any of the Debtor’s deposits at the Bank or any other credits with the Bank.

3.	Even if the Bank changes or cancels the security or other guarantees for the Bank’s convenience, the Joint and Several Guarantor shall not claim to be released from its obligations.

4.

In the event that the Joint and Several Guarantor performs such guarantee obligations, the Joint and Several Guarantor shall not exercise any rights obtained from the Bank by subrogation without the prior approval of the Bank so long as the transactions between the Debtor and the Bank continue. At the request of the Bank, the Joint and Several Guarantor shall assign such right or priority to the Bank free of charge.

5.	In the event that the Joint and Several Guarantor has separately submitted a guarantee with respect to the obligations arising from the transactions between the Debtor and the Bank, such guarantee shall not be modified by this guarantee agreement. In addition, in the event the Joint and Several Guarantor has separately submitted a guarantee that prescribes a maximum amount of the guarantee, the amount of the guarantee hereunder shall be added to such maximum amount of the guarantee.

6.	The same as the provisions of the preceding paragraph shall apply in the event that the Joint and Several Guarantor provides additional guarantees in the future with respect to the transactions between the Debtor and the Bank.

Note: This translation is from the original document written in Japanese. The Japanese original shall be controlling.